UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   November 17, 2010

South American Gold Corp.
(Exact name of registrant as specified in its charter)

Nevada	000-52156	98-0486676
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3645 E. Main Street, Suite 119, Richmond, IN	47374
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (765) 356-9726

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – Corporate Governance and Management

Item 5.03         Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective November 17, 2010, the Board of Directors of South American Gold Corp. (the "Company"), voted to amend and restate in their entirety the Company’s Bylaws (as amended and restated, the “Bylaws”) primarily for the reasons set forth below.  The Bylaws were amended and restated to: (i) set the maximum size of the Board at nine members, (ii) add a new section 2.5 to establish procedures for determining the stockholders of record, (iii) create new provisions within section 2.7 to establish additional stockholder voting procedures and to provide for plurality voting in the election of directors, (iv) add a new section 2.10 to establish organizational procedures for stockholder meetings, (v) add a new section 2.13 to establish procedures for advance notice of stockholder proposals and director nominations by stockholders, (vi) add a new section 3.13 to provide for telephonic and videoconference meetings, (vii) provide for a Chief Executive Officer within section 4.4, (viii) provide for uncertificated shares of stock within section 5.2, (ix) add a new Article VIII to update the indemnification and insurance procedures to the full extent permitted by Nevada law, (x) to require the presence of at least one third (33 1/3%) of the voting power of the Company's capital stock, represented in person or by proxy (regardless of whether the proxy has authority to vote on all matters)  to constitute a quorum and (xi) within Article X, require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding voting power of the Company to amend the Company's Bylaws.

The Bylaws are filed as Exhibit 3.1 and are incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

d)            Exhibits.

Exhibit
Number	Description of Exhibit

3.1	Amended and Restated Bylaws of South American Gold Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  November 17, 2010

South American Gold Corp.

By:	/s/ Raymond DeMotte
Name:	Raymond DeMotte
Title:	President and Chief Executive Officer